U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3/A

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     BANCROFT                        Philip                V.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)


-------------------------------------------------------------------------------
                                    (Street)

       c/o ACE Limited
       The ACE Building, 17 Woodbourne Avenue
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

 Hamilton                          Bermuda                   HM 08
-------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

                                      December 27, 2001
-------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


-------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

                ACE Limited (NYSE:ACE)
-------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                       Chief Financial Officer
             ------------------------------------------

-------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

                                     January 3, 2002
-------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

===================================================================================================================================
                                      Table I -- Non-Derivative Securities Beneficially Owned
===================================================================================================================================

                                                                3. Ownership Form:
                                     2. Amount of Securities       Direct (D) or
1. Title of Security                    Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                           (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 Ordinary Shares                        15,000(1)                    D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                        (Over)


FORM 3 (continued)

                                       Table II -- Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct      6. Nature of
                         ----------------------                            or              Exercise       (D) or         Indirect
                         Date       Expira-                                Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Options to Acquire       (2)        12/03/2011      Ordinary Shares        45,000       (2)            (D)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:


(1)     Restricted stock award pursuant to Rule 16b-3(d) under ACE Limited's 1998 Long-Term Incentive Plan.  Stock vests as follows:
        1/4 on the first anniversary of the date of the award, 1/4 on the second anniversary of the date of the award, 1/4 on the third anniversary of the date of the award and 1/4 on the fourth anniversary of the date of the award.

(2)     Option award pursuant to Rule 16b-3(d) under ACE Limited's 1998 Long-Term Incentive Plan.  Options vest as follows: 1/3 on the first anniversary of the date of the award, 1/3 on the second anniversary of the award, and 1/3 on the third anniversary of the date of the award.

Signed for Philip V. Bancroft pursuant to a power of attorney on file with the Securities and Exchange Commission

/s/  Keith P. White                                      December 5, 2002
--------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                        Page 2